SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2021

COLUMBUS MCKINNON CORPORATION
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

0-27618	16-0547600
(Commission File Number)	(IRS Employer Identification No.)

205 Crosspoint Parkway	Getzville	NY	14068
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number including area code: (716) 689-5400

_________________________________________________

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CMCO	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging Growth Company

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Share Purchase Agreement

Columbus McKinnon Corporation (the "Company") has executed a definitive agreement (the “Agreement”) to acquire Dorner Manufacturing Corporation ("Dorner"). Dorner, headquartered in Hartland, WI, is a leading automation solutions company providing unique, patented technologies in the design, application, manufacturing and integration of high-precision conveying systems.

Under the terms of the Agreement, the total consideration for the transaction will be $485 million on a cash-free, debt-free basis and adjusted for working capital. The deal is expected to close during the quarter ending June 30, 2021, subject to closing conditions and regulatory requirements.

The foregoing summary of the Agreement and the transaction contemplated do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Agreement which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Information regarding the Agreement has been provided solely to inform the Company's shareholders and investors of its terms. The representations, warranties and covenants contained in the Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Such shareholders and investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Dorner, or any of their respective subsidiaries or affiliates.

Debt Commitment Letter

In connection with the execution of the Agreement, the Company entered into a commitment letter (the “Debt Commitment Letter”) with J.P. Morgan Chase Bank, N.A. (“J.P. Morgan Chase Bank”) pursuant to which J.P. Morgan Chase Bank committed to provide first lien credit facilities in the aggregate amount of $710 million (the “First Lien Facilities”) .

The First Lien Facilities of $710 million are comprised of (i) a revolving facility (the “Revolving Facility”) in an aggregate amount of $60 million with terms and conditions consistent with the Company's existing Revolving Credit Facility and (ii) a first lien term loan facility (the “First Lien Term Facility”) in an aggregate amount of $650 million. J.P. Morgan Chase Bank’s commitments under the Debt Commitment Letter will be used, among other things, to finance the purchase price for the transaction, pay related fees, expenses and transaction costs, and refinance the Company's current borrowings under its existing Term Loan and Revolving Credit Facilities.

The foregoing description of the Debt Commitment Letter is not complete and is qualified in its entirety by reference to Debt Commitment Letter, which is attached to this report as Exhibit 10.2 and incorporated herein by reference.

Item 7.01	REGULATION FD DISCLOSURE.

On March 1, 2021, the Company issued a press release announcing entry into the Agreement. A copy of the press release and the related presentation slides are included as Exhibit 99.1 and 99.2 to this Current Report and are incorporated herein by reference.

Company management also hosted a conference call to discuss this transaction on Monday, March 1, 2021 at 5:00 pm Eastern Time. The Company invited interested investors to listen to the live webcast and view related presentation slides, which are available on the Company's website: www.columbusmckinnon.com. To listen to the archived call, dial 412.317.6671 and enter the passcode 13717180. The telephonic replay will be available through Monday, March 8, 2021. Alternatively, an archived webcast of the call can be found on the Company’s website. In addition, a transcript of the call will be posted to the website once available.

The information in this Current Report furnished pursuant to Item 7.01 and 9.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. This information shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. The furnishing of the information in this Current Report in not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Current Report contains is material investor information that is not otherwise publicly available.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Definitive Purchase Agreement dated March 1, 2021
10.2	Debt Commitment Letter, dated March 1, 2021
99.1	Press Release dated March 1, 2021
99.2	Teleconference slides dated March 1, 2021
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLUMBUS McKINNON CORPORATION

By:	/s/ Gregory P. Rustowicz
Name:	Gregory P. Rustowicz
Title:	Vice President Finance and Chief Financial Officer
(Principal Financial Officer)

Dated: March 2, 2021